Exhibit 99.1



                    SIMTEK REAFFIRMS FOURTH QUARTER GUIDANCE

   Company Reaffirms Q4 Revenue Guidance Range of $9.0 Million to $9.3 Million
                  New Orders on Pace for Record Bookings in Q4

COLORADO SPRINGS, CO., November 29, 2006, - Simtek Corporation (OTCBB: SMTE), the inventor, pioneer, and world's leading supplier of nonvolatile static random access memory (nvSRAM) integrated circuits, announced today that it is on track to achieve revenue for Q406 in the previously guided range of $9.0 to $9.3 million. Currently new orders for the quarter stand at more than $6 million and are projected to set a new quarterly booking record in excess of the $11.03 million record set in Q306.

Additionally, Simtek announced that its Real-Time Clock (RTC) products are now in full volume production, ramping rapidly to meet pent-up demand. Simtek's RTC integrated with nvSRAM allows for time stamping and storing critical data in the event of a power loss. The Simtek RTC family of products is unique in the industry due to the ability to operate up to 6 months without a battery even in a power outage condition.

Harold Blomquist, Simtek President and CEO, commented, "We are pleased with the growth we've been able to sustain and are looking forward to achieving our previously stated Q406 revenue range as bookings for the fourth quarter continue at a record pace. Our success to date is further evidence that we are executing on our business plan and continuing to strengthen our position in the marketplace. We are also excited to announce that our Real-Time Clock family is now in full volume production and that we are already shipping to customers who were early adopters of these innovative devices. Initial customer demand for the RTC is strong and we look forward to capitalizing on this highly innovative, and long-awaited product offering."

About Simtek Corporation

Simtek Corporation designs and markets high-speed, re-programmable, nonvolatile semiconductor memory products, for use in a variety of systems including RAID servers, storage arrays, GPS navigational systems, industrial controllers, robotics, copiers, avionics, metering, consumer, UPS, and networking and broadcast equipment. Information on Simtek products can be obtained from its web site: www.simtek.com; email: information@simtek.com. The company is headquartered in Colorado Springs, Colorado.



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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements predicting Simtek's future growth. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, projections of future performance including predictions of future profitability and expectations of the business environment in which Simtek operates. For a detailed discussion of these and other risk factors, please refer to Simtek's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K and subsequent Form 10-Q and Form 8-K filings.

For further information, please contact:

Simtek Corp.                                    MKR Group, Inc.
Brian Alleman, CFO                              Todd Kehrli or Marie Dagresto
information@simtek.com                          323-468-2300
----------------------                          smte@mkr-group.com